Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-144135) of L-3 Communications Holdings, Inc. of our report dated June 26, 2017 relating to the financial statements of the Aviation Communication & Surveillance Systems 401(k) Plan which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
June 26, 2017